Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
July 21, 2004

CONTACT:	Brian Schaefgen (949) 759-5900

AMBASSADORS INTERNATIONAL, INC. REPORTS SECOND QUARTER EARNINGS

Ambassadors International, Inc. (NASDAQ:AMIE) (the “Company”), announced net income of $0.2 million or $0.02 per share for the three months ended June 30, 2004, compared to $0.8 million or $0.08 per share for the three months ended June 30, 2003, and $1.4 million or $0.13 per share for the six months ended June 30, 2004, compared to $1.2 million or $0.11 per share for the six months ended June 30, 2003. The second quarter of 2003 included a gain of $1.2 million ($0.7 million net of tax) or $0.07 per share from the final component of contingent consideration received on the sale of Scheduled Airlines Traffic Offices, Inc. (“SatoTravel”) in June 2001. Excluding this gain, the Company would have reported net income of $0.1 million or $0.01 per share for the three months ended June 30, 2003 and $0.5 million or $0.05 per share for the six months ended June 30, 2003.

Joe Ueberroth, CEO and President of Ambassadors International, Inc., stated, “We continue to see a strong improvement in our operating results compared with 2003. In this seasonally weak quarter we had an operating loss of $0.1 million versus a loss of $0.7 million a year ago. We remain focused on improving sales in all business lines as well as building sustainable margin improvement.”

The following discusses the results of operations:

Total revenue for the three months ended June 30, 2004 was $4.0 million compared to $3.6 million for the three months ended June 30, 2003. For the quarter ended June 30, 2004, the Company realized insurance related revenue of approximately $1.3 million. The addition of this new revenue stream was partially offset by a decrease in the volume of business operated during the current quarter by the Ambassadors segment, as well as lower software and technology related revenue.

Costs and operating expenses for the three months ended June 30, 2004 were $4.1 million compared to $4.3 million for the three months ended June 30, 2003. The Company was able to lower its costs and operating expenses by approximately $1.1 million as a result of its consolidation efforts which began in December 2003. The Company partially offset this decrease by the recognition of insurance loss expenses and insurance acquisition costs and other operating expenses of approximately $1.0 million for the quarter ended June 30, 2004.

Other income for the three months ended June 30, 2004 was $0.3 million compared to $1.8 million for the three months ended June 30, 2003. Other income for the three months ended June 30, 2003 included $1.2 million from contingent consideration received on the sale of SatoTravel in June 2001. The Company also experienced a decrease in other income due to lower yields on our investment portfolio.

The Company’s balance sheet at June 30, 2004 reflects working capital (total current assets less current liabilities) of $96.9 million or $9.91 per common share outstanding (based on 9,779,777 common shares outstanding at June 30, 2004). Included in working capital are cash and short-term investments of $97.4 million.

Ambassadors International, Inc. will host a conference call to discuss the results of operations on Thursday, July 22, 2004 at 8:30 a.m. Pacific Time. Interested parties may join the call by dialing 800-894-5910, conference ID #: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com/investor. For conference replay access, parties may dial 888-566-0831 and follow the prompts, or visit the www.ambassadors.com/investor website. Post view webcast access will be available two hours following the webcast.

Ambassadors International, Inc. is a travel services and performance improvement company. The Company develops, markets and manages meetings and incentive programs for a nationwide roster of corporate clients that utilize incentive travel, merchandise award programs and corporate meeting management services. The Company provides comprehensive hotel reservation, registration, and travel services for meetings, conventions, expositions and trade shows. The Company develops, markets and distributes event portfolio management solutions for corporations and large associations. The Company has also initiated a specialty reinsurance company that participates in selective reinsurance programs as a complement to its existing performance improvement and incentive business programs. The Company has offices in Newport Beach, CA, San Diego, CA, San Rafael, CA, Atlanta, GA and Chicago, IL.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s actual and expected financial performance and the reasons for the variances between quarter-to-quarter and year-to-date results. Forward looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in the future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release, and could involve risks including overall conditions in the travel services markets and general economic conditions. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in Company expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. For a more complete discussion of these and other factors, please refer to the Company’s Form 10-K for the year ended December 31, 2003.

For further information please contact: Brian Schaefgen of Ambassadors International, Inc., +1-949-759-5900

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months Ended
	June 30,
	2004	2003
	(unaudited)
Revenue:
Net program revenue	$2,592	$3,236
Software and technology related	125	351
License fees from equity investee	32	46
Insurance premiums earned	1,277	—

	4,026	3,633

Operating expenses:
Cost of software and technology related revenue	22	448
Selling and tour promotion	774	1,125
General and administrative	2,395	2,730
Insurance loss expenses	457	—
Insurance acquisition costs and other operating expenses	493	—

	4,141	4,303

Operating loss	(115)	(670)

Other income	347	1,775

Income before income taxes	232	1,105
Provision for income taxes	78	341

Net income	$154	$764

Earnings per share:
Basic	$0.02	$0.08
Diluted	$0.02	$0.08
Weighted-average common shares outstanding:
Basic	9,795	9,891
Diluted	10,061	10,129

	Six Months Ended
	June 30,
	2004	2003
	(unaudited)
Revenue:
Net program revenue	$7,318	$6,650
Software and technology related	270	942
License fees from equity investee	133	286
Insurance premiums earned	1,277	—

	8,998	7,878

Operating expenses:
Cost of software and technology related revenue	35	787
Selling and tour promotion	1,584	2,237
General and administrative	4,993	5,609
Insurance loss expenses	457	—
Insurance acquisition costs and other operating expenses	579	—

	7,648	8,633

Operating income (loss)	1,350	(755)

Other income	760	2,313

Income before income taxes	2,110	1,558
Provision for income taxes	773	406

Net income	$1,337	$1,152

Earnings per share:
Basic	$0.14	$0.12
Diluted	$0.13	$0.11
Weighted-average common shares outstanding:
Basic	9,888	9,875
Diluted	10,168	10,091

In January 2004, the Company realigned its business operations and consolidated the Performance Group, the Services Group and the Technology Group into one segment, called Ambassadors. Also, during the first quarter the Company launched its reinsurance business segment, Cypress Re. Corporate and Other consists of general corporate assets (primarily cash and cash equivalents, investments and goodwill).

Summary of business segment information is as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
	(unaudited)		(unaudited)
Revenue:
Ambassadors	$2,749	$3,633	$7,721	$7,878
Cypress Re	1,277	—	1,277	—
Corporate and Other	—	—	—	—

Total revenue	$4,026	$3,633	$8,998	$7,878

Operating income (loss):
Ambassadors	$31	$(232)	$2,079	$106
Cypress Re	327	—	241	—
Corporate and Other	(473)	(438)	(970)	(881)

Total operating income (loss)	$(115)	$(670)	$1,350	$(755)

Summary balance sheet information is as follows (in thousands):

	June 30,	December 31,
	2004	2003
	(unaudited)
Assets:
Current assets:
Cash and short-term investments	$97,426	$105,294
Accounts receivable, net	5,946	2,132
Premiums receivable	5,025	—
Deferred acquisition costs	714	—
Reinsurance recoverable	519	—
Prepaid reinsurance premiums	646	—
Deferred income taxes	148	477
Prepaid program costs and other current assets	1,691	3,202

Total current assets	112,115	111,105
Property and equipment, net	845	1,010
Goodwill	6,817	6,817
Other intangibles	1,975	2,194
Other assets	3,213	3,924

Total assets	$124,965	$125,050

Liabilities:
Current liabilities:
Accounts payable and accrued and other expenses	$3,897	$3,811
Participants’ deposits	5,070	8,100
Loss and loss adjustment expense reserves	2,752	—
Unearned premium	2,713	—
Deferred gain on retroactive reinsurance	743	—

Total current liabilities	15,175	11,911
Non-current participants’ deposits	156	270
Other liabilities	139	179

Total liabilities	15,470	12,360
Stockholders’ equity	109,495	112,690

Total liabilities and stockholders’ equity	$124,965	$125,050